EXHIBIT 5.2

February 2, 2026

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

We have acted as special benefits law counsel to Fifth Third Bancorp, an Ohio corporation (the “Company”), in connection with the Company’s registration with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-8 (the “Registration Statement”) of (i) 207,653 shares of Common Stock, no par value, of the Company (“Common Stock”) which may be issuable upon distribution of deferred compensation benefits pursuant to the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (the “Employee Common Stock Deferral Plan”), and 79,783 shares of Common Stock which may be issuable upon distribution of deferred compensation benefits pursuant to the Amended and Restated Comerica Incorporated Common Stock Non-Employee Director Fee Deferral Plan (the “Non-Employee Director Stock Fee Deferral Plan”), which were assumed by the Company and converted into equity awards in respect of Common Stock in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of October 5, 2025, by and among the Company, Fifth Third Financial Corporation, Comerica Incorporated and Comerica Holdings Incorporated (the “Merger Agreement”), (ii) up to 2,000 shares of Common Stock which may be issuable pursuant to equity awards to be granted after the date hereof to eligible individuals from the Employee Common Stock Deferral Plan, (iii) up to $79,766,065 of deferred compensation obligations (the “Assumed Obligations”), including: (a) $76,873,505 of deferred compensation obligations that may be offered to certain eligible employees of the Company and its subsidiaries pursuant to the 1999 Comerica Incorporated Amended and Restated Deferred Compensation Plan (the “1999 Deferred Compensation Plan”) and (b) $2,892,560 of deferred compensation obligations being registered under this Registration Statement may be offered to certain eligible non-employee directors of the Company and its subsidiaries pursuant to the Amended and Restated Comerica Incorporated Non-Employee Director Fee Deferral Plan (the “Non-Employee Director Fee Deferral Plan”) and (iv) up to $36,000,000 of deferred compensation obligations which may be offered to certain eligible employees of the Company and its subsidiaries pursuant to the 1999 Deferred Compensation Plan (together with the Assumed Obligations, the “Obligations”). For this purpose, we have assumed that the Plans are maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

In connection with this opinion, we have examined and relied upon the originals, or copies identified to our satisfaction, of each of the following agreements and documents:

(i) each of the Employee Common Stock Deferral Plan, the Non-Employee Director Stock Fee Deferral Plan, the 1999 Deferred Compensation Plan, and the Non-Employee Director Fee Deferral Plan;

(ii) the Merger Agreement; and

(iii) the opinion of even date herewith of Christian Gonzalez, Executive Vice President and Chief Legal Officer of the Company, with respect to, among other things, the valid and legally binding nature of the Obligations.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and officers of the Company and other instruments as we have deemed necessary or advisable for purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies. As to any facts material to this opinion, we have relied, without independent verification, upon certificates and other oral or written statements of officers and other representatives of the Company and others, including public officials.

Fifth Third Bancorp

February 2, 2026

Based upon the foregoing and subject to the qualifications hereinafter set forth, it is our opinion that, by their express terms, the Employee Common Stock Deferral Plan and the 1999 Deferred Compensation Plan (together, the “Employee Deferred Compensation Plans”) potentially result in a deferral of income by employees for periods extending to separation from service or beyond. Accordingly, each of the Employee Deferred Compensation Plans is an “employee pension benefit plan” described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, as the Employee Deferred Compensation Plans are unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management of highly compensated employees, the Employee Deferred Compensation Plans are subject to parts 1 and 5 of Title I of ERISA, but not to any other provisions of ERISA.

Parts 1 and 5 of Title 1 of ERISA do not impose any specific written requirements on non-qualified deferred compensation arrangements such as the Employee Deferred Compensation Plans as a condition to compliance with the applicable provisions of ERISA. Further, the operation of the Employee Deferred Compensation Plans pursuant to the written provisions of the Employee Deferred Compensation Plans will not cause the Employee Deferred Compensation Plans to fail to comply with parts 1 or 5 of Title 1 of ERISA.

On the basis of the foregoing, we are of the opinion that the written provisions of the Employee Deferred Compensation Plans comply with the requirements of ERISA pertaining to such provisions. Further, it is our opinion that the Employee Deferred Compensation Plans are not designed or operated with the purpose of satisfying the requirements for qualification under Section 401(a) of the Internal Revenue Code of 1986, as amended. We are also of the opinion that neither the Non-Employee Director Stock Fee Deferral Plan nor the Non-Employee Director Fee Deferral Plan is subject to ERISA.

We are members of the Bar of the State of Ohio, and we express no opinion as to any matter governed by any laws other than those of the State of Ohio and, solely to the extent expressly provided above, the federal laws of the United States. No opinion is given with respect to the application of any Ohio banking, securities or tax laws or regulations.

This opinion is limited to the conclusions specifically stated herein, and no opinion may be inferred or implied beyond such specific conclusions. We disclaim any undertaking or obligation to advise you of any changes in the matters covered by this opinion that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; however, in giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ Thompson Hine LLP